Exhibit 10.1

ESSENDANT INC.
2015 LONG-TERM INCENTIVE PLAN
Restricted Stock Award Agreement with EPS Minimum

This Restricted Stock Award Agreement (this “Agreement”), dated as of [INSERT DATE] (the “Award Date”), is by and between [[FIRSTNAME]] [[LASTNAME]] (the “Participant”), and Essendant Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2015 Long-Term Incentive Plan (the “Plan”). In the exercise of its discretion to deliver stock of the Company, the Committee and the Board have determined that the Participant should receive a restricted stock award, on the following terms and conditions:

1.

Grant. The Company hereby grants to the Participant a Restricted Stock Award (the “Award”) of [[SHARESGRANTED]] shares of Stock (the “Restricted Shares”). The Award will be subject to the terms and conditions of the Plan and this Agreement. The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of the Restricted Shares.

2.

Stock Certificates. The Company will deliver certificates for, or cause its transfer agent to maintain a book entry account reflecting the issuance of, the Restricted Shares in the Participant’s name. The Secretary of the Company, or the Company’s transfer agent, will hold the certificates for the Restricted Shares, or cause such Restricted Shares to be maintained as restricted shares in a book entry account, until the Restricted Shares either vest or are forfeited. Any certificates that are delivered for Restricted Shares will bear a legend, and any book entry accounts that are maintained therefor will have an appropriate notation, in accordance with Section 6 hereof. The Participant’s right to receive the Award hereunder is contingent upon the Participant’s execution and delivery to the Secretary of the Company of all stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Restricted Shares in the event such Restricted Shares are forfeited in whole or in part. The Company, or its transfer agent, will distribute to the Participant (or, if applicable, the Participant’s designated beneficiary or other appropriate recipient in accordance with Section 5 hereof) certificates reflecting ownership of vested Restricted Shares, or cause its transfer agent to maintain a book entry account reflecting the unrestricted ownership of vested Restricted Shares, as and when provided in Sections 4 and 5 hereof.

3.

Rights as Stockholder. On and after the Award Date, and except to the extent provided in this Section 3 and in Section 10 below, the Participant will be entitled to all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares, the right to receive dividends and other distributions payable with respect to the Restricted Shares, and the right to participate in any capital adjustment applicable to all holders of Stock. The Participant will not, however, have the right to receive any regular cash dividend with respect to Restricted Shares that are not yet vested as of the applicable dividend record date, and hereby waives his or her right to receive such dividends with respect to unvested Restricted Shares. Any dividend or distribution other than a regular cash dividend that is payable or distributable with respect to Restricted Shares that are not yet vested as of the applicable payment date will be deposited with the Company and will be subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying Restricted Shares are subject. If the Participant forfeits any rights he or she may have under this Award in accordance with Section 4 hereof, the Participant shall, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to any and all Restricted Shares not then vested and so forfeited, or any interest therein, and the Participant shall no longer be entitled to receive dividends on or vote any such Restricted Shares as of any record date occurring thereafter.

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4.

Vesting; Effect of Date of Termination. The Participant’s Restricted Shares will vest in three annual increments of one-third of the Restricted Shares on each of [INSERT DATES] (the “Scheduled Vesting Dates”), provided that the Participant’s Date of Termination has not occurred before a Scheduled Vesting Date, and provided further that the Company’s cumulative Earnings Per Share (as defined in paragraph 4(g)) for the four calendar quarters immediately preceding an applicable Scheduled Vesting Date is at least $[INSERT AMOUNT] per share. If the Participant’s Date of Termination occurs for any reason before all of the Participant’s Restricted Shares have become vested under this Agreement, the Participant’s Restricted Shares that have not theretofore become vested will be forfeited on and after the Participant’s Date of Termination, subject to the following:

(a)

If the Participant’s Date of Termination occurs by reason of the Participant’s death or Permanent and Total Disability (as defined in paragraph 4(e)), a portion of the Restricted Shares that have not otherwise vested under this Agreement will become vested as of the Participant’s Date of Termination. That portion of the then unvested Restricted Shares shall be determined by multiplying (i) the number of Restricted Shares eligible to vest on the next Scheduled Vesting Date following the Date of Termination by (ii) a fraction, the numerator of which shall be the number of whole months elapsed from the Scheduled Vesting Date immediately prior to the Date of Termination (or the Award Date if there was no Scheduled Vesting Date prior to the Date of Termination) to the Date of Termination, and the denominator of which shall be twelve.

(b)

If the Participant’s Date of Termination occurs by reason of (i) the Participant’s Retirement (as defined in paragraph 4(f)), (ii) by reason of termination of the Participant’s employment by the Participant with the consent of the Company’s Board of Directors or by the Company without Cause, then in either case the unvested Restricted Shares at that time will continue to vest on the remaining Scheduled Vesting Dates to the extent that the Restricted Shares have been earned based on the Company’s achievement of the Earnings Per Share goal specified in Section 4 for the four calendar quarters immediately preceding any such Scheduled Vesting Date, but only if the following conditions have been satisfied: (A) in the case of the Participant’s Retirement, the Participant has provided the Company with written notice of his or her intent to retire at least 3 months prior to the Participant’s Date of Termination (but such advance notice shall not be required if Retirement occurs as a result of Participant’s involuntary termination of employment without Cause, Participant’s death or Permanent and Total Disability, or Participant’s termination of employment for Good Reason); and (B) the Participant executes a release of claims and an agreement not to compete in such forms as the Company may reasonably prescribe, and such release and agreement have become fully effective within 60 days following the Participant’s Date of Termination. If either (I) the Board fails to approve the continued vesting in connection with a termination described in clause (ii) of the preceding sentence, or (II) the conditions described in clauses (A) and (B) of the preceding sentence (as each may be applicable) are not otherwise satisfied, then in either case any unvested Restricted Shares shall be forfeited.

(c)

If a Change of Control occurs either (i) after the Award Date and prior to the Participant’s Date of Termination, or (ii) after the Participant’s Retirement or other termination that results in continued vesting pursuant to paragraph 4(b) but prior to full vesting hereunder, and if following the Change of Control the surviving company assumes and continues in full force and effect the Company’s rights and obligations under this Agreement or substitutes for this Agreement a substantially similar award for the surviving company’s stock, then (A) 50% of the Restricted Shares that have not otherwise vested under this Agreement will become fully vested as of the date of such event; and (B) the portion of the Restricted Shares that does not vest in accordance with the preceding clause (A) shall be subject to the vesting provisions of this Agreement without regard to the acceleration of vesting under clause (A). If following the applicable Change of Control the surviving company does not assume and continue in full force and effect the Company’s rights and obligations under this Agreement or substitute for this Agreement a substantially similar award for the surviving company’s stock, then 100% of the Restricted Shares that have not otherwise vested under this Agreement will become fully vested as of the date of such event. For the avoidance of doubt, the provisions of this paragraph 4(c) will apply after the Participant’s Retirement only if the conditions set forth in paragraph 4(b) have been satisfied in connection with such Retirement.

(d)

If a Change of Control occurs after the Award Date and prior to the Participant’s Date of Termination, and if following the Change of Control the surviving company assumes and continues in full force and effect the Company’s rights and obligations under this Agreement or substitutes for this Agreement a substantially similar award for the surviving company’s stock, and if, during the two-year period following the date of such Change of Control the Participant’s Date of Termination occurs by reason of termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, then the Restricted Shares that have not otherwise vested under this Agreement will be fully vested as of the Participant’s Date of Termination.

(e)

For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his or her duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(f)

For purposes of this Agreement, “Retirement” means the Participant’s termination of employment (as described in the definition of “Date of Termination” in the Plan) occurring after the Participant has reached age 60 and, as of such Date of Termination, has completed at least five years of continuous Service with the Company or its Subsidiaries

(g)

“Earnings Per Share” will be as adjusted and reported in the Company’s quarterly earnings releases in the table setting forth reconciliations of non-GAAP financial measures and re-calculated based on accounting standards promulgated by the Financial Accounting Standards Board or similar accounting standards body in place as of December 31, 2016, and adjusted to eliminate the effects of any and all of the following (net of any tax effects) to the extent not already included in the aforementioned table: (i) write-offs of previously capitalized financing costs; (ii) subsidiary charitable contributions to the Essendant Charitable Foundation; (iii) projected impacts on financial results of any acquisition or disposition (including liquidation of at least 90% of the assets) of any business during the four calendar quarters immediately preceding the applicable Scheduled Vesting Date as reflected in the final financial valuation of the transaction presented to the Board prior to the Board’s approval of the transaction; (iv) impairment of goodwill and other intangible assets (as defined by ASC 350); (v) curtailment, settlement or termination of any of the Company’s pension plans (as defined in ASC 715); (vi) litigation or claim judgments and settlements, including impacts from the ongoing negotiations of the Telephone Consumer

Protection Act of 1991 litigation; (vii) restructuring costs (as defined by ASC 420); (viii) establishment of allowances for doubtful accounts related to specific customer accounts receivable or prepaid rebates that materially impact the Company’s financial statements; and (ix) consulting fees and expenses related to the Company’s transformation program.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Restricted Shares are forfeited as provided herein.

5.

Terms and Conditions of Distribution. The Company, or its transfer agent, will distribute to the Participant certificates for, or cause its transfer agent to maintain a book entry account reflecting the Participant’s unrestricted ownership of, any portion of the Restricted Shares which becomes vested in accordance with this Agreement within 30 days after the vesting thereof (except that, to the extent the Participant is eligible for Retirement or is otherwise subject to continued vesting pursuant to paragraph 4(b), such distribution will occur no later than ninety (90) days after the applicable Scheduled Vesting Date). If the Participant dies before the Company has distributed certificates (or its transfer agent has made the proper book entry) for any vested portion of the Restricted Shares, the Company will distribute certificates (or its transfer agent will make the proper book entry) for that vested portion of the Restricted Shares and, to the extent provided under Section 4 hereof, the remaining balance of the Restricted Shares which become vested upon the Participant’s death to or for the beneficiary designated by the Participant, or if no such beneficiary has been designated, to the Participant’s estate.

Notwithstanding the foregoing, the Committee may require the Participant, or the alternate recipient identified in the preceding paragraph, to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time such Restricted Shares become “substantially vested” (as defined in the regulations issued under Section 83 of the Code). At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied: (a) through a cash payment by the Participant, (b) through the surrender of shares of Stock that the Participant already owns (provided, however, to the extent shares described in this clause (b) are used to satisfy more than the minimum statutory withholding obligation, as described below, then payments made with shares of Stock in accordance with this clause (b) shall be limited to shares held by the Participant for not less than six months prior to the payment date), (c) through the surrender of shares of Stock to which the Participant is otherwise entitled in respect of the Award under this Agreement; provided, however, that such shares under this clause (c) may be used to satisfy not more than the minimum statutory withholding obligation of the Company or applicable Subsidiary (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), or (d) any combination of (a), (b) and (c); provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (b)-(d) and that the Committee may require that the method of satisfying such an obligation be in compliance with Section 16 of the Exchange Act (if the Participant is subject thereto) and any other applicable laws and the respective rules and regulations thereunder. Any fraction of a share of Stock which would be required to satisfy such an obligation will be disregarded and the remaining amount due will be paid in cash by the Participant.

The Company will not be required to make any distribution of any portion of the Restricted Shares under this Section 5 (i) before the first date that such portion of the Restricted Shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities, or (ii) at any other time when the Company or the Committee reasonably determines that such distribution or any subsequent sale of the Restricted Shares would not be in compliance with other applicable securities or other laws or regulations. In determining whether a distribution would result in any such penalty, forfeiture or noncompliance, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Participant or the Participant’s legal or personal representative.

6.

Legend on Stock Certificates. If one or more certificates for all or any portion of the Restricted Shares are delivered in the Participant’s name under this Agreement before such Restricted Shares become vested, the certificates shall bear the following legend, or any alternate legend that counsel to the Company believes is necessary or desirable, to facilitate compliance with applicable securities or other laws:

“The securities represented by this Certificate are subject to certain restrictions on transfer specified in the Restricted Stock Award Agreement dated as of the Award Date between the issuer (the “Company”) and the holder named on this Certificate, and the Company reserves the right to refuse the transfer of such securities, whether voluntary, involuntary or by operation of law, until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge.”

If any such Restricted Shares are not represented by certificate(s) prior to their vesting, but are instead maintained by the Company’s transfer agent in uncertificated form in a book entry account, the account shall bear an appropriate notation to the effect that the Restricted Shares included therein are subject to the restrictions of this Agreement. Whether maintained in certificated or uncertificated book entry form, the Company may instruct its transfer agent to impose stop transfer instructions with respect to any such unvested Restricted Shares.

The foregoing legend or notation and stop transfer instructions will be removed from the certificates evidencing or account maintained for all or any portion of the Restricted Shares after the conditions set forth in Sections 4 and 5 hereof have been satisfied as to such Restricted Shares.

7.

Delivery of Certificates. Despite the provisions of Sections 4 and 5 hereof, the Company is not required to deliver any certificates (or cause its transfer agent to maintain a book entry) for Restricted Shares if at any time the Company determines that the listing, registration or qualification of such Restricted Shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of the Restricted Shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

8.

Restrictive Covenants; Recovery of Payments. Notwithstanding any contrary provision of this Agreement, the Company may recover the Award granted or paid under this Agreement to the extent required by the terms of any clawback or compensation recovery policy adopted by the Company. Furthermore, and in consideration of the grant of the Award under the terms of this Agreement and in recognition of the fact that Participant has received and will receive Confidential Information (as defined in paragraph 8(e)(iv)) during Participant’s Service (as defined in paragraph 8(e)(v)), Participant agrees to be bound by the restrictive covenants set forth in paragraphs 8(a), 8(b), 8(c), and 8(d), below (the “Restrictive Covenants”). In addition, but subject to the last sentence of this paragraph, Participant agrees that if Participant violates any provision of such Restrictive Covenants, then (i) all unvested Restricted Shares shall immediately be forfeited back to the Company, and (ii) any Restricted Shares that have vested at any time during the three-year period immediately preceding the date on which such violation occurred shall immediately be forfeited back to the Company (collectively, the “Forfeited Shares”). Subject to the last sentence of this paragraph, Participant hereby agrees that upon demand from the Company at any time after discovery of the violation of a Restrictive Covenant or imposition of a claw back, (A) Participant shall pay to the Company an amount equal to the proceeds Participant has received from any sales or distributions of Forfeited Shares, and (B) if Participant still holds all or any part of the Forfeited Shares at the time the Company makes such demand, Participant shall either (1) deliver to the Company all such unsold Forfeited Shares or (2) pay to the Company the aggregate fair market value of such Forfeited Shares as of the date of the Participant’s receipt of the Company’s demand. Subject to the last sentence of this paragraph and any applicable limitations of Code Section 409A, by accepting this Agreement, Participant consents to a deduction from any amounts the Company owes Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company), to the extent of the amounts Participant owes the Company under this Section 8. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes pursuant to this Section 8, Participant hereby agrees to pay immediately the unpaid balance to the Company. Notwithstanding the foregoing, if and to the extent that a violation of a Restrictive Covenant is curable at the time of discovery by the Company, Participant will not be deemed to have violated such Restrictive Covenant unless and until the Company gives Participant written notice of such violation and Participant fails to cure such violation within 30 calendar days after receipt of such written notice.

(a)

Confidential Information. Participant acknowledges that during the course of his or her Service, he or she has received and will receive Confidential Information. Participant further acknowledges that he or she has received a copy of the Company’s Confidentiality and Nondisclosure Policy. Participant acknowledges and agrees that it is his or her responsibility to protect the integrity and confidential nature of the Confidential Information, both during and after his or her Service, and Participant shall not directly or indirectly use, disclose, disseminate, or otherwise make available any such Confidential Information, either during or after the term of his or her Service, except as necessary for the performance of his or her duties to the Company or as expressly permitted in writing by the Company.

(b)

Competitive Activities. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever (including Retirement), Participant shall not engage in any Competitive Activity (as defined in paragraph 8(e)(iii)). Participant’s obligations under this paragraph 8(b) shall apply in any geographic territory in which the Company conducts its business during the term of the Participant’s Service. In the event that any portion of this paragraph 8(b) shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(c)	Non-Solicitation. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever, Participant shall not:

(i)

solicit, induce or attempt to solicit or induce any employee, consultant, or independent contractor of the Company (each, a “Service Provider”) to leave or otherwise terminate such Service Provider’s relationship with the Company, or in any way interfere adversely with the relationship between any such Service Provider and the Company;

(ii)

solicit, induce or attempt to solicit or induce any Service Provider to work for, render services to, provide advice to, or supply Confidential Information or trade secrets of the Company to any third person, firm, or entity;

(iii)	employ, or otherwise pay for services rendered by, any Service Provider in any business enterprise with which Participant may be associated, connected or affiliated;

(iv)

call upon, induce or attempt to induce any current or potential customer, vendor, supplier, licensee, licensor or other business relation of the Company for the purpose of soliciting or selling products or services in direct competition with the Company or to induce any such person to cease or refrain from doing business with the Company, or in any way interfere with the then-existing or potential business relationship between any such current or potential customer, vendor, supplier, licensee, licensor or other business relation and the Company;

(v)

call upon any entity that is a prospective acquisition candidate that Participant knows or has reason to know was called upon by the Company or for which the Company made an acquisition analysis for the purpose of acquiring such entity; or

(vi)

assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Participant. In particular, Participant will not, directly or indirectly, induce any Service Provider of the Company to carry out any such activity.

(d)

Other Restricted Activities. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever, Participant shall not engage in any other activity that is inimical, contrary or harmful to the interests of the Company including, but not limited to, (i) conduct related to Participant’s Service for which either criminal or civil penalties against Participant may be sought, (ii) violation of Company policies, including, without limitation, the Company’s insider trading policy, or (iii) participating in a hostile takeover attempt.

(e)	Definitions. For purposes of this Section 8, the following terms shall have the following definitions:

(i)	The term “Company” shall include any Subsidiary of the Company that may exist at a given time.

(ii)

The term “Competing Business” shall mean any business activities that are directly or indirectly competitive with the business conducted by the Company or its Subsidiaries at or prior to the date of the termination of Participant’s Service, all as described in the Company’s periodic reports filed pursuant to the Exchange Act (e.g., the Company’s Annual Report on Form 10-K) or other comparable publicly disseminated information.

(iii)

The term “Competitive Activity” shall mean directly or indirectly investing in, owning, operating, financing, controlling, or providing services to a Competing Business if the nature of such services are the same as or similar in position scope and geographic scope to any position held by Participant during the last two years of his or her employment with the Company, such that Participant’s engaging in such services on behalf of a Competing Business does or may pose competitive harm to the Company, provided that passive investments of less than a 2% ownership interest in any entity that is a Competing Business will not be considered to be a “Competitive Activity.”

(iv)

The term “Confidential Information” has the meaning set forth in the Company’s Confidentiality and Nondisclosure Policy. Confidential Information includes not only information contained in written or digitized Company documents but also all such information that Participant may commit to memory during the course of his or her Service. “Confidential Information” does not include information that is available in reasonably similar form to the general public through no fault of Participant, or that was received by Participant outside of the Company, without an obligation of confidentiality.

(v)

Participant will be deemed to be in “Service” to the Company so long as he or she renders continuous services on a periodic basis to the Company in the capacity of an employee, director, consultant, independent contractor, or other advisor (but, in the case of Participant’s continued Service as a consultant, independent contractor, or other advisor, only as determined by the Committee or the Board, in its sole and absolute discretion, following Participant’s initial Service as an employee or director).

(f)

Equitable Relief; Enforceability. By accepting this Agreement and the Restricted Shares granted hereby, Participant agrees that the Restrictive Covenants set forth in this Section 8 are reasonable and necessary to protect the legitimate interests of the Company. In the event a violation of any of the restrictions contained in this Section 8 is established, the Company shall be entitled to seek enforcement of the provisions of this Section 8 through proceedings at law or in equity in any court of competent jurisdiction, including preliminary and permanent injunctive relief. In the event of a violation of any provision of subsection (b), (c), or (d) of this Section 8, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation have been finally terminated in good faith. Participant is aware that there may be defenses to the enforceability of the Restrictive Covenants set forth in this Section 8, based on time or territory considerations, and Participant knowingly, consciously, intentionally, entirely voluntarily, and irrevocably waives any and all such defenses and agrees that he or she will not assert the same in any action or other proceeding brought by the Company for the purpose of enforcing the Restrictive Covenants.

(g)

DTSA Disclosure. Participant is hereby advised of the following protections provided by the Defend Trade Secrets Act of 2016, 18 U.S. Code § 1833(b), and nothing in this Agreement shall be deemed to prohibit the conduct expressly protected by 18 U.S. Code § 1833(b):

(i)

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.	No Right to Employment. Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.

10.

Nontransferability. Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to vested shares, the Participant’s interests and rights in and under this Agreement are not assignable or transferable other than as designated by the Participant by will or by the laws of descent and distribution. Distribution of Restricted Shares will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein, and the Committee shall extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 5 hereof. Any effort to otherwise assign or transfer any Restricted Shares (before they are distributed) or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

11.

Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Plan and to make all interpretations and determinations necessary or appropriate for the administration of the Plan and this Agreement, including the enforcement of any recovery of payments pursuant to Section 8 or otherwise. Any interpretations of the Plan or this Agreement by the Committee and any decisions made by it under the Plan or this Agreement are final and binding on the Participant and all other persons. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

12.

Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

13.

Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company. In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

14.

Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

15.

Amendment and Waiver. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

16.

Section 162(m) Compliance. To the greatest extent it is reasonably appropriate, the Award represented by this Agreement is intended to be “performance-based compensation” as defined under the Plan to meet the requirements for Section 162(m) of Code, and shall be administered pursuant to such intent. Consistent with Section 162(m) of the Code, the Committee (a) shall not have the discretionary right to increase the value of the Award, and (b) shall have the right to exercise negative discretion to reduce the value of the Award below the amount that might otherwise be payable hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the Award Date.

ESSENDANT INC.	PARTICIPANT
By:	______________________________
Charles Crovitz	[[FIRSTNAME]] [[LASTNAME]]
Chairman of the Board